Exhibit 15.1

Quicksilver Resources, Inc.

777 West Rosedale Street

Fort Worth, Texas 76104

We have made a review, in accordance with standards of the Public Company Accounting Oversight Board (United States), of the unaudited interim financial information of Quicksilver Resources, Inc. (the “Company”) and subsidiaries for the periods ended June 30, 2004 and 2003, and have issued our report thereon dated August 5, 2004 (which report included an explanatory paragraph related to the adoption of Statement of Financial Accounting Standard No. 143, Accounting for Asset Retirement Obligations, on January 1, 2003); because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which was included in your Quarterly Report on Form 10-Q for the quarter ended June 30, 2004, is incorporated by reference in Registration Statements Nos. 333-69496, 333-82180, 333-92196 and 333-117447 on Form S-3 and Registration Statement Nos. 333-94387, 333-91526, 333-116180 and 333-113617 on Form S-8.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ Deloitte & Touche

Fort Worth, Texas

August 6, 2004